Exhibit 99.1

BEACON APPOINTS PRITHVI GANDHI
AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

HERNDON, Va. — (BUSINESS WIRE) — April 22, 2024 — Beacon (Nasdaq: BECN) announced today the appointment of Prithvi (Prith) Gandhi as Executive Vice President and Chief Financial Officer. Mr. Gandhi will join Beacon on May 1, 2024, and assume his role as Chief Financial Officer on or about May 6, 2024.

Prior to joining Beacon, Mr. Gandhi was VP, Finance and Chief Financial Officer at TAMKO Building Products, a roofing products manufacturer and supplier for the last two years where he led initiatives that drove business insights and financial leverage resulting in improved operational performance. Prior to TAMKO, he served as Chief Financial Officer of Fast Radius, a 3D printing business that went public in 2022. Before joining Fast Radius, he worked for eight years at Owens Corning (NYSE: OC) serving in progressively more senior finance roles, including VP, FP&A & Corporate Strategy and VP, Corporate Development and culminating as Interim Chief Financial Officer. Earlier in his career, Mr. Gandhi held corporate strategy and development roles at Dover Corp (NYSE: DOV) and Zebra Technologies Corporation (Nasdaq: ZBRA) and Morgan Stanley where he was VP, Proprietary Investments. Mr. Gandhi earned a bachelor’s degree in mathematics and economics at the University of California-Berkeley, a master’s degree in international economics at Georgetown University and a master’s degree in business administration from the Wharton School of the University of Pennsylvania.

“I am very pleased to welcome Prith to the Beacon executive leadership team,” said Julian Francis, President and CEO, Beacon. “Prith’s strong growth orientation, extensive M&A experience and capital markets expertise will strengthen Beacon as we complete Ambition 2025 and continue to grow above the market. His proven track record in financial leadership, particularly in the building products industry, will be invaluable as we continually improve service to customers in our two core markets, residential roofing, and commercial roofing.”

Commenting on his appointment, Mr. Gandhi said, “It is an honor to join the highly experienced and successful leadership team at Beacon, a company that is recognized as a high-performing innovator in building products distribution. I am excited about the opportunity to work with Julian again following our collaboration at Owens Corning and am eager to drive Beacon’s strategic plan forward to create value for all stakeholders.”
About Beacon
Founded in 1928, Beacon is a Fortune 500, publicly traded distributor of building products, including roofing materials and complementary products, such as siding and waterproofing. The company operates over 540 branches throughout all 50 states in the U.S. and 7 provinces in Canada. Beacon serves an extensive base of nearly 100,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT®, and has a proprietary digital account management suite, Beacon PRO+, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

INVESTOR CONTACT	MEDIA CONTACT
Binit Sanghvi	Jennifer Lewis
VP, Capital Markets and Treasurer	VP, Communications and Corporate Social Responsibility
Binit.Sanghvi@becn.com	Jennifer.Lewis@becn.com
972-369-8005	571-752-1048